Exhibit (g).3

12th AMENDMENT TO THE MASTER GLOBAL CUSTODIAL SERVICES AGREEMENT

This 12th Amendment (“Amendment”) is made to the Master Global Custodial Services Agreement dated March 3rd, 2014 (“Agreement”) between Citibank, N.A. (“Citibank”) and severally and not jointly John Hancock Bond Trust, John Hancock Funds II, John Hancock Funds Ill, John Hancock Investment Trust, John Hancock Investment Trust Ill, and John Hancock Variable Insurance Trust (each a “Client” and, collectively the “Clients”, together with Citibank, the “Parties”). This Amendment shall be effective as of the 1st day of August 2019.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which Citibank provides certain services to the Clients;

WHEREAS, the Parties have executed an amendment to the Agreement dated June 10, 2015, a 2nd amendment to the Agreement effective as of March 11, 2016, a 3rd amendment to the Agreement effective as of June 6, 2016, a 4th amendment to the Agreement effective as of October 12, 2016, a 5th amendment to the Agreement effective as of December 13, 2016, and a

6th amendment to the Agreement effective as of March 13, 2017; a 7th amendment and 8th amendment to the Agreement both effective as of February 26, 2018; a 9th amendment to the Agreement effective October 18, 2018; a 10th Amendment to the Agreement effective February 20, 2019, and a 11th Amendment to the Agreement effective June 16,·2019.

WHEREAS, the Parties desire to amend Schedule A to the Agreement to add (i) the John Hancock Alternative Risk Premia Fund, a new series of John Hancock Investment Trust, and (ii) the John Hancock Alternative Risk Premia Offshore Subsidiary Fund, Ltd., a Cayman company organized under the Companies Law of the Cayman Islands and a wholly owned subsidiary of the John Hancock Alternative Risk Premia Fund, and to make certain other amendments to the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A attached hereto.

2.	New Section 23(K) is added to the Agreement as follows:

“(K) Provision of Data from Vendors and Exchanges. The Custodian may provide the Client with pricing and other data licensed from Data Suppliers. The Custodian is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under the Agreement, and shall be used only internally (including in custodial holdings reports for actual investments sent to the investments’ beneficial owners and to intermediaries between the Client and the beneficial owners); (ii) the Data Suppliers and their applicable affiliates shall be third-party beneficiaries of this Section 23(K); (iii) the Data Suppliers and their applicable affiliates have no liability or responsibility to the Client relating to the Client’s receipt or use of the data; and (iv) the Client shall comply with any terms or conditions relating to the use of the data from time to time provided to it in writing by the Custodian. Custodian shall provide such terms or limitations to the Client and the Client understands that its continued ability to access the data will require its compliance with such terms and limitations. A Data Supplier may, in its discretion, direct Custodian to terminate the Client’s receipt of the Data Supplier’s data for any or no reason.

3.	All other terms and conditions of the Agreement remain unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of the date set forth above.

CITIBANK, N.A.		SEVERALLY AND NOT JOINTLY ON BEHALF OF EACH LIENT LISTED IN SCHEDULE A

By:	/s/ Robert P. Wallace	By:	/s/ Salvatore Schiavone

Name:	Robert P. Wallace	Name:	Salvatore Schiavone

Title:	Vice President	Title:	Treasurer

10th AMENDED AND RESTATED SCHEDULE A

To the Master Global Custodial Services Agreement dated as of March 3rd, 2014.

JOHN HANCOCK BOND TRUST

John Hancock ESG Core Bond Fund

John Hancock Short Duration Bond Fund

JOHN HANCOCK FUNDS II

Asia Pacific Total Return Bond Fund (formerly Asia Total Return Bond Fund)

Emerging Markets Debt Fund

Emerging Markets Fund

Global Equity Fund

International Small Cap Fund

International Small Company Fund

International Value Fund

International Growth Stock Fund

Global Absolute Return Strategy Fund

Fundamental Global Franchise Fund

International Strategic Equity Allocation Fund

JOHN HANCOCK FUNDS Ill

John Hancock Global Shareholder Yield Fund

John Hancock International Growth Fund

JOHN HANCOCK INVESTMENT TRUST

John Hancock Emerging Markets Equity Fund

John Hancock ESG Large Cap Core Fund

John Hancock ESG All Cap Core Fund

John Hancock ESG International Equity Fund

John Hancock Diversified Real Asset Fund

John Hancock Global Thematic Opportunities Fund

John Hancock International Dynamic Growth Fund

John Hancock Diversified Macro Fund

John Hancock Alternative Risk Premia Fund

John Hancock Diversified Macro Offshore Subsidiary Fund, Ltd.*

John Hancock Alternative Risk Premia Offshore Subsidiary Fund, Ltd.**

JOHN HANCOCK VARIABLE INSURANCE TRUST

Emerging Markets Value Trust

Global Trust

International Equity Index Trust

International Small Company Trust

International Value Trust

International Growth Stock Trust

*Fund is a company registered under the laws of the Cayman Islands and is a wholly-owned subsidiary of John Hancock Diversified Macro Fund a series under the John Hancock Investment Trust.

**Fund is a company registered under the laws of the Cayman Islands and is a wholly-owned subsidiary of John Hancock Alternative Risk Premia Fund a series under the John Hancock Investment Trust.

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